UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2025

Unusual Machines, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-270519	66-0927642
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4677 L B McLeod Rd, Suite J
Orlando, FL	32811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 921-4600

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01	UMAC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2025, Unusual Machines, Inc. (the “Company”) entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”) with Aloft Technologies, Inc., a Delaware corporation (“Aloft”), and UMAC Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”).

Under the terms of the Agreement and subject to customary closing conditions, on the closing date of the Agreement Aloft will merge into Merger Sub, and Merger Sub will continue as a wholly owned subsidiary of the Company. In addition, each issued and outstanding share of Aloft capital stock that is not a dissenting share will be cancelled and each Aloft Stockholder (as defined in the Agreement) receive their pro rata share of the merger consideration payable by the Company as provided for in the Agreement. The merger consideration of $14.5 million consists of 1,204,319 shares of common stock of the Company and expected not to exceed $60,000 in cash payable to unaccredited investors.

In addition to customary closing conditions by the parties including Aloft obtaining stockholder approval, the delivery by Aloft of its audited financials acceptable to the Company, the receipt of certain third party consents and the holders of no more than 10% of Aloft common stock have asserted appraisal rights.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Agreement and Plan of Merger and Reorganization dated February 1, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unusual Machines, Inc.

Date: February 4, 2025	By:	/s/ Brian Hoff
	Name:	Brian Hoff
	Title:	Chief Financial Officer

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